Exhibit 5.1

Client: 67019-00100

December 10, 2019

Occidental Petroleum Corporation
5 Greenway Plaza, Suite 110
Houston, Texas 77046

Re:	Occidental Petroleum Corporation
      Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Occidental Petroleum Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration under the Securities Act and the proposed issuance and sale from time to time pursuant to the terms and provisions of the Company’s dividend reinvestment plan (the “Plan”) of 1,000,000 shares of common stock, par value $0.20 per share, of the Company (the “Shares”), as set forth in the prospectus dated December 10, 2019 (the “Prospectus”) constituting part of the Registration Statement.

In arriving at the opinion expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of such documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render the opinion set forth below.  In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that, when the Shares have been issued and delivered in accordance with the Plan for the consideration provided for therein, such Shares will be validly issued, fully paid and nonassessable.

Occidental Petroleum Corporation
December 10, 2019

The opinion expressed above is subject to the following exceptions, qualifications, limitations and assumptions:

A.          The effectiveness of the Registration Statement under the Securities Act will not have been terminated or rescinded.

B.          We render no opinion herein as to matters involving the laws of any jurisdiction other than the Delaware General Corporation Law.  This opinion is limited to the effect of the current state of the Delaware General Corporation Law and the facts as they currently exist.  We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

C.          We express no opinion regarding the Securities Act, the Securities Exchange Act of 1934, as amended, the Investment Company Act of 1940, as amended, or any other federal or state securities laws or regulations.

D.          All offers and sales of the Shares will comply with the pricing mechanism set forth in the authorization of the offering and sale of the Shares by the Company.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the Prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP